Exhibit 10.1

AMENDMENT TO CERTAIN EQUITY AWARDS AND AGREEMENTS
PURSUANT TO THE CONAGRA FOODS, INC.
2015 VOLUNTARY RETIREMENT PROGRAM AND 2015 SG&A REDUCTION PROGRAM
This Amendment is adopted by ConAgra Foods, Inc., a Delaware corporation (the “Company”), effective as of October 14, 2015.
WHEREAS, the Company previously granted stock options, restricted stock units and performance shares (collectively “Equity Awards”) to certain employees pursuant to the terms of the ConAgra Foods 2008 Performance Share Plan (the “Performance Share Plan”), and the ConAgra Foods 2009 Stock Plan and ConAgra Foods 2014 Stock Plan (collectively, the “Stock Plans”);
WHEREAS, the Company has approved (a) the “2015 Voluntary Retirement Program” pursuant to which eligible employees accepted into the program will be granted a voluntary retirement incentive under either the ConAgra Foods, Inc. Pension Plan for Salaried Employees or the ConAgra Foods, Inc. Nonqualified Pension Plan (2015 Voluntary Retirement Program) and (b) the “2015 SG&A Reduction Program,” described in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on October 1, 2015 and including reductions in positions and the relocation of the Company’s headquarters; and
WHEREAS, as permitted by the terms of the Performance Share Plan, the Stock Plans and the related Equity Awards, the Company now desires to amend the outstanding Equity Awards, as hereinafter set forth:

1.
Each employee who applies for and is accepted for participation in the 2015 Voluntary Retirement Program shall be a “VRP Participant.” Provided that such VRP Participant executes and does not revoke the release of claims required by the 2015 Voluntary Retirement Program and otherwise meets the terms and conditions of such Program, the outstanding Equity Awards held by such VRP Participant as of his or her Separation from Service with the Company shall be subject to the following: (a) the VRP Participant’s attained age and years of service shall each be increased by three additional years solely for purposes of applying the Early Retirement, Normal Retirement and Retirement provisions thereon, (b) any requirement under an Equity Award that a VRP Participant hold such Award for twelve (12) months following the Date of the Grant shall be waived for purposes of determining vesting under the Early Retirement and Normal Retirement provisions thereon, and (c) all vesting of Equity Awards for the VRP Participant under the Early Retirement provisions of the Stock Plans shall be determined on a pro rata basis by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company during the period beginning on the Date of Grant and ending on the Separation from Service and the denominator of which is the total number of calendar days beginning on the Date of the Grant and ending on the Vesting Date.

2.
Each employee who becomes entitled to and receives supplemental unemployment benefits under the ConAgra Foods, Inc. Supplemental Unemployment Benefits Plan in connection with the 2015 SG&A Reduction Program shall be a “Severance Participant.” Provided that such Severance Participant executes and does not revoke the release of claims required by the 2015 SG&A Reduction Program and otherwise meets the terms and conditions of such Program, the outstanding Equity Awards held by the Severance Participant under the Stock Plans as of his or her Separation from Service with Company shall be subject to the following: (a) any requirement under an Equity

Award that a Severance Participant hold such Award for twelve (12) months following the Date of the Grant shall be waived for purposes of determining vesting under the provisions addressing an involuntary termination due to position elimination or reduction in force, and (b) if more favorable to the Participant than the existing Award terms, all vesting of Equity Awards for the Severance Participant under the provisions addressing an involuntary termination due to position elimination or reduction in force shall be determined on a prorated basis, measured in days, and rounded to the nearest whole share. For the avoidance of doubt, the provisions in this Paragraph 2 shall not apply to Equity Awards under the Performance Share Plan or with respect to Paragraph 2(b) any Equity Award that provides for full vesting upon an involuntary termination due to position elimination or reduction in force.

3.
This amendment shall not apply to any VRP Participant or Severance Participant who is an executive officer of the Company or an individual at the Vice President level or above who reports directly, on a full-time basis, to the Chief Executive Officer.

Capitalized terms used throughout this Amendment which are not otherwise defined herein shall have the same meanings as set forth in the applicable Stock Plan and Equity Award.
In all other respects, the Equity Awards shall remain subject to the original terms and conditions of grant.
IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted by its authorized officer.

CONAGRA FOODS, INC.

BY: _/s/ Charisse Brock_________________
Name:    Charisse Brock
Title: Senior Vice President, Human Resources